                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

1.   Molecular Devices GmbH, a corporation organized under the Laws of Germany.

2. Molecular Devices Ltd., a corporation organized under the Laws of England and Wales.

3. Molecular Devices Skatron, a corporation organized under the Laws of Norway.

4.   Nihon Molecular Devices, a corporation organized under the Laws of Japan.

5.   Cytion S.A., a corporation organized under the Laws of Switzerland.

6.   LJL BioSystems, a corporation organized under the Laws of Delaware.

7. LJL BioSystems, Ltd., a corporation organized under the Laws of England and Wales.

8. Universal Imaging Corporation, a corporation organized under the Laws of Pennsylvania.